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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 8-A
                                Amendment No. 2


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               CATALYTICA, INC.
            (Exact name of Registrant as specified in its charter)

               Delaware                                    94-2262240
  ----------------------------------           --------------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)


                              430 Ferguson Drive
                           Mountain View, CA  94043
              (Address of principal executive offices)(Zip Code)
                                 ____________

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                         Name of each exchange on which
    to be so registered                         each class is to be registered
    -------------------                         ------------------------------

          None                                             None

Securities to be registered pursuant to Securities 12(g) of the Act:

                        Preferred Share Purchase Rights
                        -------------------------------
                               (Title of Class)
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Item 1.   Description of Securities to be Registered.
          ------------------------------------------


Item 1 is hereby amended by adding the following thereto:

     On August 2, 2000, in connection with the Agreement and Plan of Merger dated as of August 2, 2000 (the "Merger Agreement") by and among Synotex Company, Inc., a Delaware corporation ("Synotex"), Synotex Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Synotex, and Catalytica, Inc., a Delaware corporation (the "Company"), and the Voting Agreement by and among the Company, Synotex and certain stockholders of the Company dated as of August 2, 2000 (the "Voting Agreement"), the Board of Directors of the Company approved the amendment of certain terms of the Preferred Shares Rights Agreement (the "Rights Agreement") dated as of October 23, 1996 between the Company and ChaseMellon Shareholder Services, L.L.P., as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1 dated as of July 21, 1997. The Company then executed Amendment No. 2 dated as of August 2, 2000 to the Rights Agreement (the "Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

The Amendment adds Section 36 to the Rights Agreement, which provides that the execution and delivery of the Merger Agreement and the Voting Agreement and the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreement shall in no event result in (i) Synotex becoming an Acquiring Person, (ii) a distribution of rights pursuant to the Rights Agreement, (iii) the exercisability of, or any adjustment to, the Rights under the Rights Agreement, or (iv) any other defensive measures under the Rights Agreement. In the event that the Merger Agreement is terminated prior to the Closing (as defined in the Merger Agreement), Section 36 shall be of no further force and effect and shall be considered to be deleted from the Rights Agreement.

     The Amendment is attached hereto as Exhibit 3, which is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.


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Item 2.    Exhibits.
           --------

          1.* Preferred Shares Rights Agreement, dated as of October 23, 1996 between Catalytica, Inc. and ChaseMellon Shareholder Services, L.L.P., including the

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               Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

          2.** Amendment No. 1, dated as of July 21, 1997, to the Preferred
               Share Rights Agreement dated as of October 23, 1996 between Catalytica, Inc. and ChaseMellon Shareholder Services, L.L.P.

          3. Amendment No. 2 to Preferred Shares Rights Agreement between Catalytica, Inc. and ChaseMellon Shareholder Services, L.L.C. dated as of August 2, 2000.

* Incorporated by reference to the Registrant's 8-A filed with the Commission on November 19, 1996.

** Incorporated by reference to the Registrants 8-A filed with the Commission on July 29, 1997.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    Catalytica, Inc.


Date:  August 16, 2000              By: /s/ Lawrence W. Briscoe
                                       -----------------------------------
                                       Lawrence W. Briscoe
                                       Vice President, Finance and
                                       Administration
                                       Chief Financial Officer

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                                         EXHIBIT INDEX
  Exhibit
    No.                           Exhibit
    ---                           -------

    1* Preferred Shares Rights Agreement dated as of October 23, 1996, between Catalytica, Inc. and ChaseMellon Shareholder Services, L.L.P., including the form of Rights Certificate and the Certificate of Designation, the Summary of Rights Attached thereto as Exhibits A, B and C, respectively.

    2** Amendment No. 1, dated as of July 21, 1997, to the Preferred Shares Rights Agreement dated as of October 23, 1996 between Catalytica, Inc. and ChaseMellon Shareholder Services, L.L.P.

    3 Amendment No. 2 to the Preferred Shares Rights Agreement between Catalytica, Inc. and ChaseMellon Shareholder Services, Inc. dated as of August 2, 2000.

__________________
* Incorporated by reference to the Registrant's Form 8-A filed with the Commission on November 19, 1996.
** Incorporated by reference to the Registrant's Form 8-A filed with the Commission on July 29, 1997.

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